EXHIBIT 99.2

Align Technology Provides Update Regarding SmileDirectClub (SDC) Dispute

SAN JOSE, Calif., April 25, 2018 (GLOBE NEWSWIRE) -- Align Technology, Inc. (NASDAQ:ALGN) today provided an update to its February 28, 2018 disclosure regarding SDC Financial LLC and SmileDirectClub LLC’s (collectively, the "SDC Entities") allegation that the launch and operation of Align’s Invisalign store pilot program constitutes a breach of non-compete provisions applicable to the members of SDC Financial LLC, including Align. In April 2018, the SDC Entities initiated proceedings that seek, among other forms of relief, to preliminarily and permanently enjoin all activities related to the Invisalign store pilot project, require Align to close the existing Invisalign stores, prohibit Align from opening any additional stores, and allow the SDC Entities to exercise a right to repurchase all of Align's SDC Financial LLC membership interests for a purchase price equal to Align’s current capital account balance.

Align disputes the allegations that it has breached its obligations to the SDC Entities or under applicable law and will oppose and vigorously defend itself in the proceedings. This dispute does not impact Align’s existing supply agreement with SDC which remains in place through 2019 and includes a minimum volume commitment.

Forward Looking Statement:
This release may contain forward-looking statements based on Align Technology's current expectations. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include, uncertainties involved in any contract dispute resolution and the possibility of Align choosing to settle the litigation for business or other reasons. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in Align Technology's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on February 28, 2018, as well as in other reports and documents filed from time to time with the Securities and Exchange Commission.

About Align Technology, Inc.
Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligner system in the world, and iTero® intraoral scanners and services. Align’s products help dental professionals achieve the clinical results they expect and deliver effective, cutting-edge dental options to their patients. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign provider in your area, please visit www.invisalign.com. For additional information about iTero digital scanning system, please visit www.itero.com.

Align Technology	Ethos Communication:
Shirley Stacy (408) 470-1150 sstacy@aligntech.com	Shannon Mangum Henderson (678) 261-7803 align@ethoscommunication.com